Exhibit 10.86


                  THIRD AMENDMENT OP AGREEMENT OF LEASE


     THIS THIRD AMENDMENT OF AGREEMENT OF LEASE (this "AMENDMENT" or "AMENDMENT NO. 3") is made and entered into as of October 6, 1995 (the "EFFECTIVE DATE") by and between STANLEY STAHL D/B/A STAHL PARK AVENUE CO., a sole proprietorship, whose address is 277 Park Avenue, New York, New York 10172 ("LANDLORD"), and DONALDSON, LUFKIN & JENRETTE, INC., a Delaware corporation, whose address is 140 Broadway, New York, New York 10005 ("TENANT"). This Amendment is entered into with reference to the following facts:

     A. Landlord is the lessor and Tenant is the lessee pursuant to that certain Agreement of Lease dated as of October 26, 1994 (as amended by the First Amendment of Agreement of Lease dated as of March 30, 1995 ("AMENDMENT NO. 1") and the Second Amendment of Agreement of Lease dated as of August 24, 1995 ("AMENDMENT NO. 2"), the "LEASE"), affecting certain premises located at 277 Park Avenue, New York, New York (the "PREMISES"), all as more particularly described in the Lease.

     B. A memorandum of the Lease was recorded on November 22, 1994 in Reel 2157, Page 452, in the New York County Register's Office, State of New York,

     C. Landlord and Tenant desire to expand the Upper Office Premises to include the twenty fifth (25th) floor of the Building (the "TWENTY FIFTH FLOOR") and amend certain other terms and provisions of the Lease, upon the terms and conditions set forth in this Amendment,

     NOW, THEREF0RE, Landlord and Tenant agree as follows (all capitalized terms defined in the Lease shall have the same meanings in this Amendment except to the extent that this Amendment modifies the definition for a particular term):


     1 Definitions. The following definitions are amended and/or restated as follows;



     1.1 Landlord's Work. The definition of "LANDLORD'S WORK" is amended and restated to read as follows:

     "LANDLORD'S WORK" shall mean Landlord's Pre-Possession Work, Landlord's Post-Possession Work, Landlord's Additional Work, the Additional Premises Pre-Possession Work, the Additional Premises Post-Possession Work, the Additional Premises Additional Work, the Twenty Fifth Floor Pre-Possession Work, the Twenty Fifth Floor Post-Possession Work and the Twenty Fifth Floor Additional Work.

     1.2 Lease. Wherever the Lease refers to "this Lease" such reference shall mean the Lease as modified by this Amendment.

     1.3 Submetered Premises. In the definition of "SUBMETERED PREMISES," clause "a" is modified to read as follows "(a) the nineteeth through twenty fifth floors of the Building, as depicted on EXHIBIT 'A.'"

     1.4 Tenant's Operating Share. The second sentence of the definition of "TENANT'S OPERATING SHARE" is amended and restated to read as follows:

      Tenant's Operating Share for the Premises Initially demised under this Lease (i.e., all Premises listed In the Fixed Rent Table) (assuming the entire Seventh Floor Storage Premises is used entirely for office), including Amendment No. 1 and Amendment No. 3 to the Lease, equals forty four and forty nine one-hundredths percent (44.49%).

     1.5 Tenant's Tax Share. The Second sentence of the definition of "TENANT'S TAX SHARE" is amended and restated to read as follows:

     Tenant's Tax Share for the Premises initially demised under this Lease (i.e., all Premises listed in the Fixed Rent Table) (assuming the entire Seventh Floor Storage Premises is used entirely for office), including Amendment No. 1 and Amendment No. 3 to the Lease, equals forty two and ninety six one-hundredths percent (42,96%); provided, however, that for any period during the Term during which any portion of the Premises shall Constitute IDA Premises, Tenant's Tax Share shall be adjusted so as to reduce the Space Factors set forth in both clause (a) and clause (b) above by the Space Factor Constituting Such IDA Premises.

      1.6 Upper Office Premises. "UPPER OFFICE PREMISES" shall mean, subject to
Article 21, the 22nd, 23rd, 24th and 25th floors of the Building and the portion of the 21st floor of the Building not Constituting "Middle Office Premises."

     1.7 Upper Office Premises Space Factor. "UPPER OFFICE PREMISES SPACE FACTOR" shall mean 9O,700, as the same may be increased or decreased pursuant to this Lease.


2    Fixed Rent Table.

     The "Fixed Rent Table" at the end of Section 1.1 of the Lease is modified by adding the following additional column of information as part of the "Upper Office Premises" portion of the Fixed Rent Table.


Premises                                Addition to Upper Office Premises
Floor(s)                                            All of 25
Space Factor                                          21,500
Rent Commencement Date                            March 1, 1996

                         Unit Fixed Rent   Total Fixed Rent Per Year (Per Month)
First Rental Period      $43.00                   $924,500 ($77,041.67)
Second Rental Period     $47.00                 $1,010,500 ($84,208.33)
Third Rental Period      $51.00                 $1,096,500 ($91,375.00)
Fourth Rental Period     $55.00                 $1,182,500 ($98,541.67)

Footnote "2," following the Fixed Rent Table, is modified to read as follows:

      2 Total "Space Factor" of the entire "Premises" as originally defined in this Lease, including Amendment No. 1, Amendment No. 2 and Amendment No. 3 thereto, is 754,500.

3     Landlord's Work.

           3.1 Pre-Possession Work.


                 3.1.1 Description. The Commencement Date for the Twenty Fifth Floor shall be November 1, 1995, subject to adjustment (without further amendment of this Lease) by written agreement of Landlord and Tenant
     (the "TWENTY FIFTH FLOOR COMMENCEMENT DATE"), On or prior to the Twenty Fifth Floor Commencement Date, Landlord shall Substantially Complete the same Pre-Possession Work for the Twenty Fifth Floor that Landlord was required to perform for the Office Premises initially demised under the Lease (the "TWENTY FIFTH FLOOR PRE-POSSESION WORK"), including Landlord's delivery to Tenant of an Asbestos Abatement Certificate regarding the Twenty Fifth Floor together with clearance data to establish that air in the Twenty Fifth Floor does not contain asbestos fibers in Violation of the Requirements. For the Twenty Fifth Floor, Landlord and Tenant shall have the same rights and obligations as set forth in Section 3.2 of the Lease with respect to Landlord's Pre-Possession Work beginning from and after the Commencement Date for the Twenty Fifth Floor, except that landlord shall not be required to give notice of such Commencement
     Date unless Landlord fails to deliver the Twenty Fifth Floor on or prior to November 1, 1995, Tenant shall not be obligated to contribute to, and Landlord shall pay for, air monitoring and asbestos consulting fees with respect to the Twenty Fifth Floor.

                 3.1.2 Delayed Rent Credits. If the Twenty Fifth Floor or any portion(s) (other than de minimis portions) thereof are delivered after the Twenty Fifth Floor Commencement Date, Tenant shall be entitled to the same remedies set forth in Section 3-3(C) of the Lease, except that the Delayed Rent Credits to which Tenant shall be entitled shall be equal to: (a) one and one-half (1 1/2) days' Fixed Rent plus Escalation Rent (prorated daily) for the entire Twenty Fifth Floor for each of the first fourteen (14) days of delay after the Twenty Fifth Floor Commencement Date, and (b) two (2) days' Fixed Rent plus Escalation Rent (prorated daily) for the entire Twenty Fifth Floor for each additional day of delay beyond the fourteenth (14th) day, in each case regardless of whether or not such delays are due to Unavoidable Delays.

           3.2 Post-Possession Work.


                 3.2.1 Description As Landlord's Post-Possession Work for the Twenty Fifth Floor (the "TWENTY FIFTH FLOOR POST-POSSESSION WORK"), Landlord shall be obligated to perform only the items of work listed below, and shall have no obligation to perforrn any work that would otherwise be required as "Post-Possession Work" under the Lease, Landlord shall perform the Twenty Fifth Floor Post-Possession Work in coordination with Tenant's Initial Alterations and in Substantial compliance with a Schedule to be reasonably agreed upon by the parties. The Twenty Fifth Floor Post-Possession Work shall consist only of the following work described in EXHIBIT "N" of the Lease:

                II(B)(1) -- At Landlord's cost, Landlord shall submeter the Twenty Fifth Floor, providing 6 watts per unit of Space Factor demand, exclusive of air conditioning; and

                 3.2.2 Twenty fifth Floor HVAC Credit. Landlord shall allow Tenant a credit in the amount of Seventy Five Thousand Dollars ($75.000) against Tenant's monetary obligations under the Lease. Such credit reflects a reasonable estimate of the cost avoided to Landlord because Tenant has advised Landlord that it will not be necessary for Landlord to provide certain HVAC capacity and equipment that Landlord had intended to install for the Twenty Fifth floor.

                 3.2.3 Landlord's HVAC Performance Obligations. When and as required by Section 8.3 of the Lease. Landlord shall provide Tenant with HVAC to the Twenty Fifth Floor, except that notwithstanding anything to the contrary in the lease:

                 3.2.3.1 Landlord's Specifications. Landlord's only obligation with respect to Twenty Fifth Floor HVAC shall be to make available such HVAC Capacity as is presently available to the 24th floor (the "24th Floor Existing HVAC"), consisting of the following, assuming in each case one person per 100 usable square feet at a room design temperature of 75 degrees fahrenheit: (i) existing induction units (perimeter) with a 15-foot perimeter band sufficient to support an average of 3.25 watts per square foot of light and equipment loads: (ii) 7165 cubic feet per minute for the interior system at a minimum static pressure of 1.25" w.g. and temperature not to exceed 54 degrees fahrenheit, which is sufficient to support light and equipment loads of 4.00 watts per usable square foot of interior space and to provide an additional .75 watts per usable square foot for the perimeter area, producing (iii) an overall HVAC capacity for the Twenty Fourth Floor of 4.00 watts per usable square foot.

                 3.2.3.2 Reallocation of Twenty Fifth Floor HVAC. For the interior HVAC system serving the Twenty Fifth Floor (clause "ii" in the preceding paragraph), Tenant shall have the right to reallocate to the Twenty Fifth Floor any portion of the Tenant interior air quantities for floors 20 through 24 (as indicated in the "Supply Air Distribution" chart referred to as part of EXHIBIT "O" of the Lease).

                 3.2.3.3 Lease Specifications. Landlord shall not be responsible for assuring that HVAC on the Twenty Fifth Floor complies with Exhibit "O" of the Lease.

                 3.2.4 Inadequate UVAC. If at any time Tenant determines that HVAC on the Twenty Fifth Floor is inadequate even though Landlord is performing Landlord's ob1igations to continue to provide HVAC equal to the 24th Floor Existing HVAC, then the parties shall reasonably cooperate to design suitable enhancements and expansions to the HVAC service for such floor, all subject to Landlord's reasonable approval. Tenant shall pay all costs (including Landlord's Actual Costs incurred) of designing, installing, constructing and connecting such enhancements and expansions, which shall when completed and accepted by Landlord then become part of the Building HVAC System.

                 3.2.5 Completion. Landlord and Tenant shall have the same rights and obligations with respect to the Twenty Fifth Floor Post-Possession Work as are set forth in Section 3.4(A), (D) and (E) of the Lease with respect to Landlord's Post-Possession Work.

      3.3 Additional Work. As Landlord's Additional Work for the Twenty Fifth Floor, Landlord shall perform only the items listed in EXHIBIT
"KK" of the Lease identified as items 1(A), 1(C) and 1(D) (the "TWENTY FIFTH FLOOR ADDITIONAL WORK") Landlord shall perform such Twenty Fifth Floor Additional Work in compliance with Section 3.7 of the Lease.


4     Tenant Fund.


       In the first sentence of Section 5.5(A) of the Lease, the words "Thirty Eight Million Eight Hundred Thirty Nine Thousand Dollars ($38,839,000)" are deleted and replaced by the following words; "Thirty Nine Million Four Hundred Twenty Six Thousand Dollars (S39,426,000)."



 5    Installation of Soundproofing Materials.

       The Second Sentence of Section 5.8 of the Lease is hereby amended and restated as follows:

      Tenant shall also have the right to install soundproofing materials on the seventeenth (17th) through twenty fifth (25th) floors, as well as the right at Tenant's expense to install replacement windows (to attenuate sound) on the eastern exposure of the seventeenth (17th) through twenty fifth (25th) floors.


6     HVAC.


      In Section 8.4 of the Lease, all provisions of such Section 8.4 that apply to Floor 23 shall also apply to the Twenty Fifth Floor.


7     Electrical Work for Twenty Fifth Floor.

      Landlord and Tenant shall have the same rights and obligations with respect to the electrical work for the Twenty Fifth Floor as are set forth in
Section 12.3(E) of the Lease, contained in Amendment No. 1.


8    Expansion Options.


     8.1 Space to be Designated by March 1, 1999. The first sentence of
Section 44.1(A)(2) of the Lease is hereby amended and restated to read as follows:

            (2) On or before March 1, 1999, Landlord shall designate by written notice to Tenant as Expansion Option Space one floor of the Building from between floors 26 and 27, subject to Section 44.1(E).

     8.2 Other Changes in Expansion Option Space. Section 44.1(A)(4) of the Lease is hereby amended and restated to read as follows:

            (a) Any one floor of the Building (as designated by Landlord, subject to Section 44.1 (E)) from between floors 26 and 27, but if more than one of such floors is available. then the lowest available floor, not previously added to the Premises as Expansion Option Space shall constitute Expansion Option Space having a single Scheduled Expansion Option Space Commencement Date (subject to Section 44.1(E)) on or after March 1, 2006 and on or before August 31, 2006, as designated by Landlord as part of Landlord's notice designating the Expansion Option Space, which notice must be delivered on or before September 1, 2004. From the time of Tenant's election under Section 44.1 (A)(2), Landlord shall, if reasonably possible in view of Landlord's then-current stacking plan and projected requirements endeavor to hold and make available to Tenant Pursuant to this paragraph the lowest possible floor (as between floors 26 and 27) under the circumstances. The Space Factor for each Expansion Option Space described in this section shall be as set forth on EXHIBIT "G."

            (b) The 29th floor of the Building shall constitute Expansion Option Space having a Scheduled Expansion Option Space Commencement
      Date of July 1, 2009 (subject to Section 44-1(E)). Notwithstanding the foregoing, if S.S.I (U.S.) Inc. or its assignee or successor is entitled to and does exercise its option (which option Landlord confirms presently exists under such tenant's present lease) to extend its lease of the 29th floor beyond June 30, 2009, then; (a) Landlord shall by January 1, 2008, so notify Tenant, and (b) in place of the 29th floor, the 30th floor of the Building shall Constitute Expansion Option Space having a Scheduled Expansion Option Space Commencement Date of August 15, 2010 (subject to Section 44.1(E)). The Space Factor for such Expansion Option Space (either the 29th or the 30th floor) shall be as set forth on EXHIBIT "G."


9     No Other Changes.


      Except for the foregoing changes in the Lease, the parties ratify and confirm the Lease, as amended by this Amendment. Landlord and Tenant acknowledge and agree that the Lease, as amended by this Amendment, is in full force and effect in accordance with its terms. Any inconsistency between this Amendment and the Lease (as it existed before this Amendment) shall be resolved in favor of this Amendment, whether or not this Amendment specifically modifies the particular provision(s) in the Lease inconsistent with this Amendment. Wherever the Lease refers to the Lease, such reference shall be deemed to refer to the Lease as modified by this Amendment. Section
40.3 of the Lease shall apply to this Amendment as if Set forth in full verbatim.


10    Miscellaneous.


     10.1 Representations, Warranties and Confirmations. Each party represents, warrants and confirms that this Amendment is a valid, legal, and binding obligation of such party enforceable in accordance with its terms and that the Lease is in full force and effect and has not been supplemented, modified or otherwise amended, except pursuant to this Amendment, or cancelled or terminated.

     10.2 Recording. This Amendment shall not be recorded; however, either party shall upon request of the other execute, acknowledge and deliver a memorandum with respect to this Amendment sufficient for recording.

     10.3 Amendments. The Lease may not be further amended, discharged or terminated except by a written instrument executed by the parties.

     10.4 Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, but all of which shall constitute a single agreement.

     10.5 Sakura. This Amendment shall not become effective unless and until, within thirty days after the Effective Date: (a) Sakura has signed the Sakura Acknowledgment below and (b) two executed counterparts of this Amendment, with Landlord's and Sakura's signature, have been delivered to Tenant. Tenant agrees to the Sakura Acknowledgment. If, as of thirty days after the Effective Date, Sakura has not signed the Sakura Acknowledgment, then this Amendment shall be of no force or effect, and the parties shall so confirm in writing.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the Effective Date.

      STANLEY STAHL D/B/A STAHL PARK      DONALDSON, LUFKIN & JENRETTE,
      AVENUE CO., Landlord,               INC., Tenant




      By:/s/ Stanley Stahl                By: /s/ George P. Twill
         ------------------------             --------------------------
         Stanley Stahl                        Name:
                                              Title:




                         SAKURA ACKNOWLEDGMENT


Reference is made to the Subordination, Nondisturbance, Recognition and Attornment Agreement made of the 28th day of October, 1994, between Tenant and Sakura (the "SNDA"). In the third "Whereas" clause of the SNDA, the reference to "October 26, 1994" is deleted and is replaced by a reference to "October 26, 1994, as modified by the First Amendment of Agreement of Lease dated March 30, 1995, the Second Amendment of Agreement of Lease dated August 24, 1995, and the Third Amendment of Agreement of Lease dated October 6, 1995.

                            THE SAKURA BANK, LIMITED, NEW YORK BRANCH




                            By: /s/ Tamihiro Kawauchi
                              ---------------------------------------
                              Name:
                              Title: